                                                                   EXHIBIT 99.03

                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES
                          OPERATING SEGMENT INFORMATION

                            SALES REVENUE BY SEGMENT


                                                FIRST QUARTER, 2002
                            ------------------------------------------------------
(Dollars in millions)       CASPI        PCI          SP       POLYMERS     FIBERS
                            -----        ---          --       --------     ------
External sales               $365        $261        $120        $341        $149
Interdivisional sales          12          88          15          12          21
                             ----        ----        ----        ----        ----
     Total                   $377        $349        $135        $353        $170
                             ====        ====        ====        ====        ====


                                                 FIRST QUARTER, 2001
                            ------------------------------------------------------
                            CASPI         PCI         SP       POLYMERS     FIBERS
                            -----         ---         --       --------     ------
External sales               $328        $299        $136        $441        $140
Interdivisional sales          --          --          --          --          --
                             ----        ----        ----        ----        ----
     Total                   $328        $299        $136        $441        $140
                             ====        ====        ====        ====        ====


----------------------

Effective January 1, 2002, sales revenue includes interdivisional sales which are eliminated in consolidation. Sales revenue for 2001 represents sales to third parties only.


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